                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                           SURETY CAPITAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   868666207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 868666207                     13G                    PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Rodney A. Abrams
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States of America
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       575,055 shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   None
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        575,055
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    None
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        575,055 shares
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        9.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 541402 10 3


ITEM 1(A)   NAME OF ISSUER:

            Surety Capital Corporation

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1501 Summit Avenue
            Fort Worth, Texas 76102

ITEM 2(A)   NAME OF PERSON FILING:

            Rodney A. Abrams

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            141 West Jackson
            Suite 1310A
            Chicago, Illinois 60604

ITEM 2(C)   CITIZENSHIP:

            United States of America

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.01 par value

ITEM 2(E)   CUSIP NUMBER:

            868666207

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [ ]  Broker or dealer registered under Section 15 of the Act.
            (b)   [ ]  Bank, as defined in Section 3(A)(G) of the Act.
            (c)   [ ]  Insurance company as defined in Section 3(A)(19) of the
                       Act.
            (d)   [ ]  Investment company registered under Section 8 of the
                       Investment Company Act of 1940.
            (e)   [ ]  Investment advisor in accordance with
                       ss.240.13d-1(b)(1)(ii)(E).
            (f)   [ ]  Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).
            (g)   [ ]  Parent holding company, in accordance with
                       ss.240.13D-1(b)(ii)(G).
            (h)   [ ]  A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.
            (i)   [ ]  A church plan that is excluded from the
                       definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
            (j)   [ ]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

            Not applicable

 ITEM 4.    OWNERSHIP

            (a)     Amount beneficially owned:

                    575,055 shares of Common Stock

            (b)     Percent of class:

                    9.1% based upon issued and outstanding shares disclosed on the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and upon the number of shares outstanding upon the conversion of the Note, as discussed below.

            (c)     Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote

                          575,055 shares

                    (ii)  shared power to vote or to direct the vote

                          None

                    (iii) sole power to dispose or to direct the disposition of

                          575,055 shares

                    (iv) shared power to dispose or to direct the disposition of

                          None

     On March 31, 2001, the Issuer issued a Redeemable Convertible Promissory Note to the Reporting Person in the original principal amount of $164,000 (the "Note"). The Note is convertible at the option of the Reporting Person into a number of shares of Common Stock calculated pursuant to the terms of the Note. Currently, the Note is convertible into 455,555 shares of Common Stock. The Reporting Person purchased the Note with his personal funds. Prior to March 31, 2001, the Reporting Person beneficially owned 119,500 shares of common stock.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

            Not applicable

 ITEM 10.   CERTIFICATIONS

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 9, 2001
                                   Signature:  /s/Rodney A. Abrams
                                               -----------------------------
                                               Rodney A. Abrams




                                       5